PROXY VOTING POLICIES AND PROCEDURES

1.	BACKGROUND

The act of managing assets for Wildermuth Endowment Strategy Fund (“client”) may include the voting of proxies related to such managed assets. Where the power to vote in person or by proxy has been delegated, directly or indirectly, to the investment adviser, the investment adviser has the fiduciary responsibility for (a) voting in a manner that is in the best interests of the client, and (b) properly dealing with potential conflicts of interest arising from proxy proposals being voted upon.

The policies and procedures of Wildermuth Advisory, LLC (“WA”) for voting proxies received for accounts managed by WA are set for below and applicable if:

•	The underlying client agreement entered into with the client expressly provides that WA shall be responsible to vote proxies received in connection with the client’s account; or
•
The underlying client agreement entered into with the client is silent as to whether or not WA shall be responsible to vote proxies received in connection with the client’s account and WA has discretionary authority over investment decisions for the client’s account; or

These Proxy Voting Policies and Procedures are designed to ensure that proxies are voted in an appropriate manner and should complement WA’s investment policies and procedures regarding its general responsibility to monitor the performance and and/or corporate events of companies that are issuers of securities held in managed accounts. Any questions about these policies and procedures should be directed to the Chief Compliance officer (CCO).

2.	PROXY VOTING POLICIES

WA will vote proxies in a manner that is believed to be in the best interest of the client. WA believes that voting proxies in accordance with the following policies is in the best interests of its client.

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A)	Specific Voting Policies

1.	Routine items:
•	WA will generally vote for the election of directors (where no corporate governance issues are implicated).
•	WA will generally vote for the selection of independent auditors.
•	WA will generally vote for increases in or reclassification of common stock.
•	WA will generally vote for management recommendations adding or amending indemnification provisions in charter or by-laws.
•	WA will generally vote with management regarding changes in the board of directors.
•	WA will generally vote with management regarding outside director compensation.
•	WA will generally vote for proposals that maintain or strengthen the shared interests of shareholders and management.
•	WA will generally vote for proposals that will maintain or increase shareholder value.

2.	Non-Routine and Conflict of Interest Items:
•	WA will generally vote for management proposals for merger or reorganization if the transaction appears to offer fair value.
•	WA will generally vote against shareholder resolutions that consider non- financial impacts of mergers.
•	WA will generally vote with management’s recommendations regarding shareholder proposals that deal with cumulative voting, the environment, political issues and social policies.

B)	General Voting Policy

If the proxy includes a Routine Item that implicates corporate governance changes, a Non-Routine item where no specific policy applies or a Conflict of Interest Item where no specific policy applies, then WA may engage an independent third party to determine how the proxies should be voted.

In voting on each and every issue, WA and its employees shall vote in a prudent and timely fashion.

In exercising its voting discretion, WA and its employees shall avoid any direct or indirect conflict of interest raised by such voting decision. WA will provide adequate disclosure to the client if any substantive aspect or foreseeable result of the subject matter to be voted upon raises an actual or potential conflict of interest to WA or:

•	any affiliate of WA.	For purposes of these Proxy Voting Policies and Procedures, an affiliate means:

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o	any person directly, or indirectly through one or more intermediaries, , controlling, controlled by or under common control with WA;
o	any officer, director, principal, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity of voting interest of WA; or
o	any other person for which a person described in second clause (above) acts in any such capacity;
•	any issuer of a security for which WA (or any affiliate of WA) acts as a sponsor, advisor, manager, custodian, distributor, underwriter, broker, or other similar capacity; or
•	any person with whom WA (or any affiliate of WA) has an existing, material contract or business relationship that was not entered into in the ordinary course of WA’s (or its affiliate’s) business.

(Each of the above persons being an “Interested Person.”)

After informing the client of any potential conflicts of interest, WA will take other appropriate action as required under these Proxy Voting Policies and Procedures, as provided below.

WA shall, through its nominated vendor, keep certain records required by applicable law in connection with its proxy voting activities for its client and shall provide proxy voting information to clients upon their written or oral request.

Consistent with SEC Rule 206(4)-6, as amended, WA shall take reasonable measures to inform its client of (1) its proxy voting policies and procedures, and (2) the process or procedures its client must follow to obtain information regarding how WA voted with respect to assets held in their accounts. This information may be provided to its client by separate notice to the client as requested.

3)	PROXY VOTING PROCEDURES

A)
WA, (the “Responsible Party”) shall be responsible for voting the proxies related to all discretionary accounts. The Responsible Party should assume that he or she has the power to vote all proxies related to the client’s account if any one of the four circumstances set forth in Section 1 above regarding proxy-voting powers is applicable.

B)
WA currently uses the Proxy Edge automated voting system provided by Broadridge, a subsidiary of Automated Data Processing and receives and votes ballots electronically in those accounts and for those equity assets for which WA has authority. The Proxy Edge system is updated nightly. Proxies are voted in advance of deadlines. Inasmuch as Proxy Edge includes adequate history and reporting capabilities, ballots voted electronically are not logged. All paper proxies and ballots received by mail will be voted via the internet at www.proxyvote.com. The voted paper ballot will be retained with a copy of the proxy materials. In the rare instance that a paper ballot cannot be voted via the internet, a copy of the mailed and executed proxy ballot will be retained with a copy of the proxy materials. Paper ballots should only exist in the short term when an account is in transition, i.e. initial setup with the Custodian and Broadridge, or if the account should transfer from one custodian to another.

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C)
Prior to voting, WA will verify whether an actual or potential conflict of interest with WA or any Interested Person exists in connection with the subject proposal(s) to be voted upon. The determination regarding the presence or absence of any actual or potential conflict of interest shall be adequately documented (i.e., comparing the apparent parties affected by the proxy proposal being voted upon against WA’s internal list of Interested Persons and, for any matches found, describing the process taken to determine the anticipated magnitude and possible probability of any conflict of interest being present), which shall be reviewed and signed off on by the CCO.

D)
If an actual or potential conflict is found to exist, notification of the conflict (the “Conflict Notice”) shall be given to the client or the client’s designee in sufficient detail and with sufficient time to reasonably inform the client of the actual or potential conflict involved.

The Conflict Notice will either request the client’s consent to WA’s vote recommendation or may request the client to vote the proxy directly or through another designee of the client. The Conflict Notice and consent thereto may be sent or received, as the case may be, by mail, fax, electronic transmission or any other reliable form of communication that may be recalled, retrieved, produced, or printed in accordance with the record keeping policies and procedures of WA. If the client is unreachable or has not affirmatively responded before the response deadline for the matter being voted upon, WA may:

•
engage a non-interested Party to independently review WA’s vote recommendation if the vote recommendation would fall in favor of WA’s interest (or in the interest of an Interested Person) to confirm that WA’s vote recommendation is in the best interest of the client under the circumstances;

•
cast its vote as recommended if the vote recommendation would fall against WA’s interest (or in the interest of  an interested Person) and such vote recommendation is in the best interest of the client under the circumstances; or

•	abstain from voting if such action is determined by WA to be in the best interest of the client under the circumstances.

E)	WA will promptly vote proxies received in a manner consistent with the Proxy Voting Policies and Procedures stated above and guidelines.

F)	In accordance with SEC Rule 204-2(c)(2), as amended, the Responsible Party shall retain the following:

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•
A copy of the proxy statement received (unless retained by a third party for the benefit of WA or the proxy statement is available from the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system);

•	A record of the vote case (unless this record is retained by a third party for the benefit of WA and the third party is able to promptly provide WA with a copy of the voting record upon its request);
•	A copy of any document created by WA or its employees that was material in making the decision on how to vote the subject proxy; and,
•
A copy of any Conflict Notice, conflict consent or any other written communication(including emails or other electronic communications) to or from the client (or in the case of an employee benefit plan, the plans trustee or other fiduciaries) regarding the subject proxy vote cast by, or the vote recommendation of WA.

The above copies and records shall be retained for a period not less than five (5) years, which shall be maintained at the appropriate office of WA.

G)	Periodically, but no less than annually, WA will:

•	Verify that each proxy received has been voted in a manner consistent with the proxy Voting policies and Procedures;
•	Review the files to verify that records of the voting of proxies have been properly maintained;
•	Maintain an internal list of Interested Persons.

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